Exhibit 3.2

AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
AMERICAN POWER CORP.

FIRST.  The name of the Corporation shall be American Power Corp.

SECOND.  The registered agent in the State of Nevada is:

Nevada Corporation Services Ltd.
4231 Dant Blvd
Reno, NV 89509-7020

THIRD.  The amount of total authorized capital stock which the Corporation shall have authority to issue is five hundred million (500,000,000) shares of common stock, each with $0.001 par value.  To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class or series within each class of capital stock of the Corporation.

FOURTH.  The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these Articles of incorporation or by the or by the laws of the state of Nevada.  The number of members of the Board of Directors shall be set in accordance with the Company’s Bylaws; however, the initial Board of Directors shall consist of one member. The name and address of the person who shall serve as the director until the first annual meeting of stockholders and until his successors are duly elected and qualified is as follows:

Name	Address

Johannes Petersen	Market Square Centre
1400 16th Street, Ste 400
Denver CO 80202

FIFTH.  The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

SIXTH.
The fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.037), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for the damages for breach of fiduciary duty as a director or officer.

SEVENTH. The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of , another corporation, partnership, joint venture, trust or other enterprise.  The Corporation shall also indemnify any person who is serving or has served the Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

EIGHTH.  The owners of shares of stock of the Corporation shall not have preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares.

NINTH. Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation.

TENTH. One-third of the votes entitled to be cast on any matter by each shareholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by shareholders.

ELEVENTH. The personal liability of all of the directors and officers of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Nevada Revised Statutes, as the same may be supplemented and amended.

IN WITNESS WHEREOF, these Amendment to Articles of Incorporation are hereby made effective April 22, 2010

/s/ Johannes Petersen
Johannes Petersen
Director and President